Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

GI Dynamics, Inc. Appoints Daniel J. Moore to the Company’s Board of Directors

LEXINGTON, Massachusetts & SYDNEY, Australia – 11 September 2014 – GI Dynamics, Inc. (ASX: GID) today announced the appointment of Daniel J. Moore, president and CEO of Cyberonics, to the company’s Board of Directors, effective 10 September 2014. Mr. Moore’s appointment expands the Board to seven directors, six of whom are independent directors.

“Dan is an outstanding industry leader with a diverse skill set, extensive international commercial accomplishments, and a strong track record of growing revenues and increasing profitability,” said Jack Meyer, Chairman of the Board of Directors for GI Dynamics. “With his experience leading Cyberonics and commercializing an FDA-approved medical device for epilepsy and depression, conditions that are typically treated with drugs, Dan is a welcome addition to our Board. We are looking forward to the valuable perspective and insights he will provide, especially as we advance our pivotal trial for EndoBarrier in the U.S.”

Mr. Moore has served as president, chief executive office and director of Cyberonics, a medical technology company with core expertise in neuromodulation, since 2007. Under his leadership, Cyberonics has experienced seven consecutive years of improved operating profit and more than doubled its market capitalization to approximately $1.5 billion. Prior to joining Cyberonics, Mr. Moore spent more than 17 years at Boston Scientific where he held positions of increasing responsibility including positions in sales, marketing and senior management in the U.S. and in Europe. Mr. Moore served as president of Inter-Continental, the fourth largest business unit of Boston Scientific with more than 1,000 global employees and revenues exceeding $700 million. In addition to his role on the board at Cyberonics, he serves on the boards of BrainScope Company, Inc., TriVascularTechnologies, Inc., Topera, Inc., BioHouston, the Epilepsy Foundation of Texas, the Epilepsy Foundation of America, and the Medical Device Manufacturers Association (MDMA) where he is the immediate past-chairman. He also serves on the advisory board at the Weldon School of Biomedical Engineering at Purdue University. Mr. Moore holds a B.A. from Harvard University and earned an MBA from Boston University.

“I am pleased to join the GI Dynamics Board as the company strives to mature from a launch stage company to a revenue generating, global commercial organization,” said Mr. Moore. “With the opportunities and challenges related to driving sales while building the case for reimbursement, and the advancement of the U.S. pivotal clinical trial, this is a critical time for the company. I look forward to collaborating with the GI Dynamics Board and management team to further broaden the impact of EndoBarrier on the epidemics of type 2 diabetes and obesity.”

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	De Tweeling 20-22 ’s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically-delivered device therapy approved for the treatment of type 2 diabetes and/or obesity. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. GI Dynamics is conducting a pivotal clinical trial of EndoBarrier in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues, costs, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier®; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements, including those described in in our filings with the U.S. Securities and Exchange Commission.

These risks and uncertainties include, but are not limited to: risks associated with the possibility that clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, results of clinical trials, the timing of regulatory submissions, the timing and receipt of regulatory approvals, the timing and amount of other expenses; execution risks; competition; risks related to market acceptance of products; intellectual property risks; and assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States: Robert Crane, Chief Financial Officer +1 (781) 357-3250	United States/Europe: Dan Budwick, Pure Communications Inc. +1 (973) 271-6085

Australia: David Allen or John Granger, Hawkesbury Partners Pty Limited +61 2 9325 9046	Australia: Angela Ceberano, Flourish PR +61 3 9092 8445

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	De Tweeling 20-22 ’s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388